Exhibit  99.7

Nature Vision, Inc. Announces Share Purchase Agreement With Swordfish Financial, Inc.
Friday 08/14/2009 4:34 PM ET - Globenewswire
As of 11:15 AM ET 8/31/09

Nature Vision, Inc. (Pink Sheets:NRVN), announces the signing of a Share Purchase Agreement with Swordfish Financial, Inc. (SFI), a Texas Corporation, whereby NRVN will issue SFI 10,987,417 shares of restricted common stock in return for a $3,500,000 promissory note from SFI.

The present operations of Nature Vision will be scaled back immediately and the name of the Company will be changed to Swordfish Financial, Inc. with the following as its initial Directors and Officers:

Directors:
Michael Alexander	Chairman
Randy Moseley	Director

Officers:
Michael Alexander	President and Chief Executive Officer
Randy Moseley	Chief Financial Officer

"This arrangement will allow SFI to implement its asset recovery plans as discussed below and provide the shareholders of NRVN and SFI an opportunity to realize a significant return during the coming years," stated CEO Michael Alexander.

About Swordfish Financial, Inc.

Swordfish Financial, Inc. (SFI) is a newly formed diversified financial asset recovery company. SFI primary revenue source will come from the recovery and retrieval of orphaned and dormant assets of high net worth individuals and companies held in financial institutions around the world.

SFI will use a portion of the funds generated by our asset recovery efforts to finance small and medium sized organizations by providing asset based funding against marketable "income producing and/or marginable" assets provided those companies meet our eco-friendly or humanitarian criteria. SFI financing will provide an economical and efficient vehicle of capital investment into projects and technologies which may not have a broad base investor appeal, but at the same time have the potential for significant returns and/or benefits for humanitarian purposes. SFI funding will enable these organizations to compete more effectively, improve operations and increase their shareholder value.

SFI will allocate a significant portion of its profits to source and co-fund humanitarian projects for both private and corporate organizations. SFI's humanitarian focus will be projects relating to clean drinking water in the currently underserved regions of the world. SFI may acquire or provide funding to organizations with new technologies in water quality resources.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Nature Vision, Inc.

CONTACT:  Nature Vision, Inc.
Investor Relations
ir@swordfishfinancial.com